EXHIBIT (a)(5)(iii)

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman Avenue, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

New Century Sets Number of Shares to be Issued as Additional Consideration

in Connection with Offer for 3.50% Convertible Senior Notes due 2008

Irvine, Calif., December 21, 2004, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s largest non-prime mortgage finance companies, today announced that its wholly-owned subsidiary, New Century TRS Holdings, Inc., has determined that 1.7594 shares of New Century Financial common stock will be issued for each $1,000 principal amount of the notes as additional consideration in connection with its previously announced offer to convert all of its 3.50% Convertible Senior Notes due 2008.

In the offer, New Century TRS will exchange for each $1,000 principal amount of the notes:

•	a total of 28.7366 shares of New Century Financial common stock issuable on conversion of the notes in accordance with the terms of the notes;

•	the additional consideration of 1.7594 shares of New Century Financial common stock; and

•	accrued and unpaid interest from July 3, 2004 payable in cash.

The offer and withdrawal rights will expire on midnight, New York City time, on Thursday, December 23, 2004, unless extended or terminated.

The number of additional consideration shares to be issued for each $1,000 principal amount of notes was determined by dividing the cash amount of the additional consideration, or $115, by the average of the closing prices of New Century Financial common stock on the eight trading days ending on the second business day preceding the expiration of the offer, or $65.365.

No fractional shares of New Century Financial common stock will be issued to tendering noteholders in connection with the offer. In lieu of issuing fractional shares, New Century TRS will pay a cash adjustment based upon the closing price of New Century Financial common stock on the expiration date of the offer.

The full terms and conditions of the offer are set forth in a joint prospectus dated November 22, 2004 of New Century Financial and New Century TRS, the related letter of transmittal and the supplement to the joint prospectus dated December 10, 2004, all of which have been mailed to noteholders.

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are acting as dealer managers and Mellon Investor Services LLC is the exchange agent. Questions and requests for additional copies of the prospectus, the prospectus supplement and the related letter of transmittal should be directed to Lehman Brothers at (800) 438-3242 or to the information agent, Georgeson Shareholder Communications Inc., at (800) 319-6872.

This news release is neither an offer to sell nor a solicitation of an offer to buy or exchange the securities described above. The offer is made solely by the joint prospectus, the prospectus supplement and any further supplements to such prospectus.

Noteholders and stockholders are urged to read the prospectus, the prospectus supplement and the other related offer materials, including the tender offer statement, as amended, filed by New Century Financial and New Century TRS with the Securities and Exchange Commission because they contain important information. You may obtain these documents free of charge at the Web site maintained by the Securities and Exchange Commission at www.sec.gov. In addition, you may obtain documents filed by New Century Financial and New Century TRS with the Securities and Exchange Commission free of charge by requesting them in writing from New Century Financial Corporation, 18400 Von Karman Avenue, Suite 1000, Irvine, California, 92612, Attention: Carrie Marrelli, or by telephone at (949) 224-5745.

About New Century

New Century Financial Corporation is a real estate investment trust and one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century Financial is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century Financial, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and New Century Financial intends that such forward-looking statements be subject to the safe-harbor created thereby. New Century Financial cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition in New Century Financial’s sector, (vi) New Century Financial’s ability to maintain adequate financing facilities, (vii) the outcome of litigation or regulatory actions pending against New Century Financial, (viii) the ability of New Century Financial and New Century TRS to consummate the offer described above, and (ix) the risks identified in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, filed by New Century TRS, and New Century Financial’s and New Century TRS’s other periodic filings with the Securities and Exchange Commission. New Century Financial assumes no obligation to update the forward-looking statements contained in this press release.